EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-163704 on Form F-1, Registration Statement Nos. 333-197936, 333-203312 and 333-205861 on Form S-3 and Registration Statement Nos. 333-146839, 333-143358, 333-132520, 333-110704, 333-101775, 333-168055, 333-168054, 333-176877, 333-183160, 333-205863, 333-180180 and 333-84152 on Form S-8 of our report dated February 27, 2014, relating to the consolidated financial statements for the year ended December 31, 2013 of Amarin Corporation plc and subsidiaries, appearing in this Annual Report on Form 10-K of Amarin Corporation plc for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey

February 25, 2016